Exhibit 99.1

FOR IMMEDIATE RELEASE
April 20, 2016

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FIRST QUARTER 2016

Earnings Summary
(in thousands except per share data)	1Q 2016	4Q 2015	1Q 2015
Net income	$11,602	$11,870	$10,938
Earnings per share	$0.66	$0.68	$0.63
Earnings per share – diluted	$0.66	$0.68	$0.63

Return on average assets	1.20%	1.22%	1.18%
Return on average equity	9.63%	9.91%	9.70%
Efficiency ratio	58.63%	56.35%	58.66%
Tangible common equity	11.01%	10.68%	10.60%

Dividends declared per share	$0.310	$0.310	$0.300
Book value per share	$27.67	$27.12	$26.17

Weighted average shares	17,513	17,464	17,400
Weighted average shares – diluted	17,533	17,516	17,451

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the first quarter 2016 of $11.6 million, or $0.66 per basic share, compared to $10.9 million, or $0.63 per basic share, earned during the first quarter 2015 and $11.9 million, or $0.68 per basic share, earned during the fourth quarter 2015.

1st Quarter 2016 Highlights

❖	Our loan portfolio increased $142.8 million from March 31, 2015 and $15.3 million during the quarter.

❖	Our investment portfolio decreased $45.4 million from March 31, 2015 and $14.0 million during the quarter.

❖	Deposits, including repurchase agreements, increased $109.2 million from March 31, 2015 and $61.3 million during the quarter.

❖
Nonperforming loans at $27.0 million decreased $8.1 million from March 31, 2015 and $1.6 million from December 31, 2015.  Nonperforming assets at $66.1 million decreased $7.9 million from March 31, 2015 and $3.4 million from December 31, 2015.

❖
Net loan charge-offs for the quarter ended March 31, 2016 were $1.5 million, or 0.21% of average loans annualized, compared to $1.7 million, or 0.26%, experienced for the first quarter 2015 and $1.4 million, or 0.19%, for the fourth quarter 2015.

Net Interest Income

Net interest income for the quarter of $33.3 million was an increase of $0.4 million, or 1.3%, from prior year first quarter and $0.1 million, or 0.4%, from prior quarter.  Our net interest margin decreased 13 basis points and increased 2 basis points during the respective time periods.  Average earning assets increased $139.7 million, or 4.0%, from first quarter 2015 and $41.8 million, or 1.2%, from prior quarter, while our yield on average earning assets decreased 10 basis points and increased 4 basis points, respectively, during these time periods.  The cost of interest bearing funds increased 4 basis points from prior year first quarter and 1 basis points from prior quarter.  Our ratio of average loans to deposits, including repurchase agreements, for the quarter ended March 31, 2016 was 88.4% compared to 86.6% for the quarter ended March 31, 2015 and 87.5% for the quarter ended December 31, 2015.

Noninterest Income

Noninterest income for the quarter ended March 31, 2016 of $11.0 million was an increase of $0.2 million, or 2.2%, from prior year same quarter but a decrease of $0.8 million, or 7.1%, from prior quarter.  The increase from prior year same quarter was primarily due to a $0.3 million increase in deposit service charges. The decrease in noninterest income from prior quarter was impacted by decreases in gains on sales of loans ($0.1 million), deposit service charges ($0.5 million), trust revenue ($0.1 million), and loan related fees ($0.5 million), partially offset by $0.1 million in securities gains compared to $0.2 million in securities losses in the prior quarter.  The decrease in deposit related fees was primarily seasonal.  Loan related fees decreased from prior year and prior quarter as a result of fluctuations in the fair value adjustments of our mortgage servicing rights ($0.2 million year over year and $0.5 million quarter over quarter).

Noninterest Expense

Noninterest expense for the quarter ended March 31, 2016 of $26.2 million was an increase of $0.4 million, or 1.6%, from prior year first quarter and $0.5 million, or 1.8%, from prior quarter.  The increase in noninterest expense was primarily due to increases in personnel expense ($0.5 million year over year and $0.8 million quarter over quarter).  Personnel expense year over year was impacted by a $0.3 million increase in salaries, a $0.2 million increase in bonuses and incentives, and a $0.2 million increase in the cost of group medical and life insurance.  The year over year increase was partially offset by a $0.4 million decline in data processing expense.  Quarter over quarter personnel expense was impacted a $0.7 million increase in bonuses and incentives and a $0.3 million increase in payroll taxes.  The quarter over quarter increase in bonuses and incentives was due to a true up in the fourth quarter 2015 that resulted in lower than normal expense for the quarter.  This increase was partially offset by a $0.5 million decrease in net other real estate owned expense.

Balance Sheet Review

CTBI’s total assets at $3.9 billion increased $120.5 million, or 3.2%, from March 31, 2015 but decreased $24.1 million, or an annualized 2.5%, during the quarter.  Loans outstanding at March 31, 2016 were $2.9 billion, increasing $142.8 million, or 5.2%, from March 31, 2015 and $15.3 million, or an annualized 2.1%, during the quarter.  We experienced growth during the quarter of $18.6 million in the indirect loan portfolio, partially offset by decreases of $2.8 million in the residential loan portfolio, $0.2 million in the commercial loan portfolio, and $0.3 million in the consumer direct loan portfolio.  CTBI’s investment portfolio decreased $45.4 million, or 7.2%, from March 31, 2015 and $14.0 million, or an annualized 9.4%, during the quarter.  Cash flows generated from the decline in the investment portfolio year over year were utilized to support loan growth.  Deposits, including repurchase agreements, at $3.3 billion increased $109.2 million, or 3.4%, from March 31, 2015 and $61.3 million, or an annualized 7.6%, from prior quarter.

Shareholders’ equity at March 31, 2016 was $485.6 million compared to $457.4 million at March 31, 2015 and $475.6 million at December 31, 2015.  CTBI’s annualized dividend yield to shareholders as of March 31, 2016 was 3.51%.

Asset Quality

CTBI’s total nonperforming loans were $27.0 million at March 31, 2016, a 23.1% decrease from the $35.1 million at March 31, 2015 and a 5.7% decrease from the $28.6 million at December 31, 2015.  Loans 90+ days past due decreased $3.5 million during the quarter while nonaccrual loans increased $1.9 million.  Loans 30-89 days past due at $19.1 million was an increase of $4.7 million from December 31, 2015.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at March 31, 2016 totaled $59.5 million, a $3.0 million increase from the $56.5 million at March 31, 2015 and a $9.6 million increase from the $49.9 million at December 31, 2015.

Our level of foreclosed properties at $39.0 million at March 31, 2016 was a slight increase from $38.7 million at March 31, 2015 but a decrease from the $40.7 million at December 31, 2015.  Sales of foreclosed properties for the quarter ended March 31, 2016 totaled $2.8 million while new foreclosed properties totaled $1.3 million.  At March 31, 2016, the book value of properties under contracts to sell was $3.3 million; however, the closings had not occurred at quarter-end.

Net loan charge-offs for the quarter ended March 31, 2016 were $1.5 million, or 0.21% of average loans annualized, compared to $1.7 million, or 0.26%, experienced for the first quarter 2015 and $1.4 million, or 0.19%, for the fourth quarter 2015.  Of the net charge-offs for the quarter, $0.4 million were in commercial loans, $0.6 million were in indirect auto loans, $0.3 million were in residential real estate mortgage loans, and $0.2 million were in consumer direct loans.  Allocations to loan loss reserves were $1.8 million for the quarter ended March 31, 2016 compared to $1.9 million for the quarters ended March 31, 2015 and December 31, 2015.  Our reserve coverage (allowance for loan and lease loss reserve to nonperforming loans) at March 31, 2016 was 134.7% compared to 98.7% at March 31, 2015 and 126.2% at December 31, 2015.  Our loan loss reserve as a percentage of total loans outstanding remained at 1.26% at March 31, 2016 from March 31, 2015 and December 31, 2015.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Community Trust Bancorp, Inc.’s (“CTBI”) actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, changes in laws and regulations, competition, and demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary, operational,  and fiscal policies and regulations, which include, but are not limited to, those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.9 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2016
(in thousands except per share data and # of employees)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Interest income	$36,527	$36,300	$35,725
Interest expense	3,203	3,105	2,820
Net interest income	33,324	33,195	32,905
Loan loss provision	1,765	1,910	1,901

Gains on sales of loans	316	403	290
Deposit service charges	5,845	6,306	5,582
Trust revenue	2,275	2,384	2,239
Loan related fees	611	1,074	864
Securities gains (losses)	68	(248)	144
Other noninterest income	1,856	1,891	1,617
Total noninterest income	10,971	11,810	10,736

Personnel expense	14,133	13,321	13,645
Occupancy and equipment	2,772	2,643	2,864
Data processing expense	1,569	1,539	1,932
FDIC insurance premiums	583	584	606
Other noninterest expense	7,185	7,691	6,771
Total noninterest expense	26,242	25,778	25,818

Net income before taxes	16,288	17,317	15,922
Income taxes	4,686	5,447	4,984
Net income	$11,602	$11,870	$10,938

Memo: TEQ interest income	$37,058	$36,797	$36,238

Average shares outstanding	17,513	17,464	17,400
Diluted average shares outstanding	17,533	17,516	17,451
Basic earnings per share	$0.66	$0.68	$0.63
Diluted earnings per share	$0.66	$0.68	$0.63
Dividends per share	$0.310	$0.310	$0.300

Average balances:
Loans	$2,878,833	$2,847,128	$2,733,297
Earning assets	3,620,318	3,578,521	3,480,600
Total assets	3,887,581	3,844,441	3,745,141
Deposits, including repurchase agreements	3,255,222	3,253,160	3,155,059
Interest bearing liabilities	2,624,218	2,586,609	2,560,596
Shareholders' equity	484,750	475,261	457,407

Performance ratios:
Return on average assets	1.20%	1.22%	1.18%
Return on average equity	9.63%	9.91%	9.70%
Yield on average earning assets (tax equivalent)	4.12%	4.08%	4.22%
Cost of interest bearing funds (tax equivalent)	0.49%	0.48%	0.45%
Net interest margin (tax equivalent)	3.76%	3.74%	3.89%
Efficiency ratio (tax equivalent)	58.63%	56.35%	58.66%

Loan charge-offs	$2,465	$2,051	$2,636
Recoveries	(935)	(695)	(894)
Net charge-offs	$1,530	$1,356	$1,742

Market Price:
High	$36.00	$37.15	$36.47
Low	$30.89	$33.68	$31.53
Close	$35.32	$34.96	$33.16

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2016
(in thousands except per share data and # of employees)

	As of	As of	As of
	March 31, 2016	December 31, 2015	March 31, 2015
Assets:
Loans	$2,889,291	$2,873,961	$2,746,482
Loan loss reserve	(36,329)	(36,094)	(34,606)
Net loans	2,852,962	2,837,867	2,711,876
Loans held for sale	2,707	1,172	1,505
Securities AFS	580,950	594,936	626,335
Securities HTM	1,661	1,661	1,661
Other equity investments	22,814	22,814	22,814
Other earning assets	112,104	141,313	88,207
Cash and due from banks	53,727	51,974	61,351
Premises and equipment	48,160	48,188	49,363
Goodwill and core deposit intangible	65,742	65,781	65,914
Other assets	139,011	138,228	130,322
Total Assets	$3,879,838	$3,903,934	$3,759,348

Liabilities and Equity:
NOW accounts	$55,672	$44,567	$36,913
Savings deposits	1,026,527	997,042	962,101
CD's >=$100,000	568,090	559,497	583,112
Other time deposits	626,099	629,701	653,264
Total interest bearing deposits	2,276,388	2,230,807	2,235,390
Noninterest bearing deposits	757,830	749,975	704,150
Total deposits	3,034,218	2,980,782	2,939,540
Repurchase agreements	259,083	251,225	244,570
Other interest bearing liabilities	68,220	165,993	74,523
Noninterest bearing liabilities	32,680	30,351	43,266
Total liabilities	3,394,201	3,428,351	3,301,899
Shareholders' equity	485,637	475,583	457,449
Total Liabilities and Equity	$3,879,838	$3,903,934	$3,759,348

Ending shares outstanding	17,553	17,537	17,479
Memo: Market value of HTM securities	$1,662	$1,651	$1,653

30 - 89 days past due loans	$19,125	$14,401	$17,826
90 days past due loans	8,534	12,046	17,798
Nonaccrual loans	18,446	16,563	17,264
Restructured loans (excluding 90 days past due and nonaccrual)	58,404	49,283	47,148
Foreclosed properties	38,985	40,674	38,735
Other repossessed assets	136	183	201

Common equity Tier 1 capital	14.84%	14.58%	14.01%
Tier 1 leverage ratio	12.44%	12.40%	12.16%
Tier 1 risk-based capital ratio	16.97%	16.70%	16.17%
Total risk based capital ratio	18.22%	17.95%	17.41%
Tangible equity to tangible assets ratio	11.01%	10.68%	10.60%
FTE employees	990	984	1,007